Exhibit 99.1

                   Perma-Fix Environmental Services Announces
                         Results For The Second Quarter

    ATLANTA, Aug. 4 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; Boston)(Germany: PES.BE) today announced revenues of $19.9 million for the quarter ended June 30, 2003, compared to revenues of $22.5 million for the quarter ended June 30, 2002. Net loss for the quarter was approximately $1.3 million or $.04 per share as compared to a net income of $2.8 million or $.08 per share for the quarter ended June 30, 2002.

    The decrease in revenues for the quarter ended June 30, 2003, is principally due to a decline in the nuclear segment revenues, in comparison to the same period of 2002. Nuclear segment revenues in the second quarter of 2002 included an event project of approximately $1.8 million. Additionally, a surcharge of approximately $2.2 million was recognized in the second quarter, which applied to the first six months of 2002. Revenues for the industrial segment increased 16 % over the second quarter of last year.

    For the six months ended June 30, 2003, consolidated revenues increased to $39.4 million from $38.9 million for the period ended June 30, 2002. Net loss for the six months was $1.7 million or $.05 per share compared to net income of $735,000 or $.02 per share for the same period in 2002.

    Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, commented, "We are disappointed with our results for the quarter, however, it is important to note that the war in Iraq and prolonged terrorism alerts impacted the government's ability to ship mixed waste to our facilities. That said, we are now receiving shipments that had been delayed in the second quarter and, if mixed waste shipments are received as anticipated, we believe that we will achieve growth and profitability for the year."

    Dr. Centofanti continued, "I am pleased to report that we continue to make improvements within our industrial segment operations and have implemented a new management infrastructure and business plan. In fact, revenues were up 19% over the first six months of last year. Lastly, we remain extremely enthusiastic about the emerging opportunities to treat chemical weapons byproducts."

    Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including the Departments of Energy and Defense and nuclear utilities. The industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates nine major waste treatment facilities across the country.

    This press release contains "forward-looking statements" which are based largely on the company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements include, but are not limited to, achieving growth and profitability for the year and emerging opportunities to treat chemical weapons byproducts. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including without limitation, future economic conditions, industry conditions, competitive pressures, the ability of the company to successfully apply its technologies and successfully treat chemical weapons byproducts, the DOE's failure to abide by or comply with the Oak Ridge contracts or to deliver waste as anticipated. The company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

    Please visit us on the World Wide Web at http://www.perma-fix.com.

    Perma-Fix Environmental Services, Inc.
    Consolidated Statements of Operations

    (Unaudited)

                               Three Months Ended          Six Months Ended
                                    June 30,                   June 30,
    (Amounts in Thousands,
     Except for Per
     Share Amounts)           2003           2002         2003          2002

    Net revenues             $19,909       $22,485     $ 39,427       $38,936

    Cost of goods sold        15,391        14,536       29,848        27,847

      Gross profit             4,518         7,949        9,579        11,089

    Selling, general and
     administrative
     expenses                  4,786         4,120        9,166         8,275

      Income from
       operations              (268)         3,829          413         2,814

    Other income (expense):
      Interest income              3             4            5             9

      Interest expense         (691)         (722)      (1,393)       (1,427)

      Interest expense-
       financing fees          (257)         (260)        (558)         (517)

      Other                       10          (54)         (55)          (81)

    Net income (loss)        (1,203)         2,797      (1,588)           798

    Preferred Stock
     dividends                  (48)          (32)         (94)          (63)

    Net income (loss)
     applicable to
     Common Stock             $(1,251)        $2,765     $(1,682)          $735

    Net income (loss)
      per common share:
    Basic                     $(.04)          $.08       $(.05)          $.02

    Diluted                   $(.04)          $.06       $(.05)          $.02

    Number of shares and
      potential common
      shares used in
      computing net
      income (loss)
      per common share:
    Basic                     34,798        34,210       34,702        34,134

    Diluted                   34,798        43,556       34,702        43,216